Exhibit 21.1
Subsidiaries of the Registrant

Subsidiary	Jurisdiction of incorporation
Athene Life Re Ltd.	Bermuda
Athene Asset L.P.	Bermuda
Athene Life Re International Ltd.	Bermuda
Athene USA Corporation	Iowa
Athene Annuity Re Ltd.	Bermuda
Athene Employee Services, LLC	Iowa
Athene London Assignment Corporation	Delaware
Athene Assignment Corporation	Delaware
A-A Onshore Fund, LLC	Delaware
Athene Noctua, LLC	Delaware
Athene Annuity & Life Assurance Company	Delaware
ACM Trademarks, L.L.C	Iowa
ARPH (Headquarters Building), LLC	Iowa
Athene Annuity and Life Company	Iowa
P.L. Assigned Services, Inc.	New York
Athene Annuity & Life Assurance Company of New York	New York
Structured Annuity Reinsurance Company	Iowa
Athene Securities, LLC	Iowa
Centralife Annuities Service, Inc.	Arizona
Athene Re USA IV, Inc.	Vermont
Athene Life Insurance Company of New York	New York
AADE RML, LLC	Iowa
AAIA RML, LLC	Iowa
Athene Bermuda Employee Company Ltd.	Bermuda
Athene IP Holding Ltd.	Bermuda
Athene North Employment Service Corporation	Canada
Athene Co-Invest Reinsurance Affiliate Holding Ltd.	Bermuda
Athene Co-Invest Reinsurance Affiliate 1A Ltd.	Bermuda
Athene Co-Invest Reinsurance Affiliate 1B Ltd.	Bermuda
Athene Co-Invest Reinsurance Affiliate LP	Delaware
Athene Co-Invest Reinsurance Affiliate International Ltd.	Bermuda
Athene Risk Aggregator, LLC	Delaware
ADIP (Athene) Carry Plan, L.P.	Bermuda
Athene Re Services, LLC	New York
Rosencrantz Depositor, LLC	Delaware
NNN AGP Opportunities GP, LLC	Delaware
AARE Structured Holdings, LLC	Delaware
Athene Co Invest Reinsurance Affiliate Holding 2 Ltd.	Bermuda
Athene Co Invest Reinsurance Affiliate 2A Ltd.	Bermuda
Athene Co Invest Reinsurance Affiliate 2B Ltd.	Bermuda
ACRA 2B US LLC	Delaware
Athene Annuity Re II Ltd.	Bermuda
Athene Japan K.K.	Japan
Athene Re Japan Solutions Co., Ltd	Japan
A-A Mortgage HoldCo, LLC	Delaware
A-A Mortgage Investor, LLC	Delaware
141 W Jackson Owner, LLC	Delaware
660 NC LLC	Delaware